April 30, 2019

Starboard Investment Trust
116 South Franklin Street
P. O. Box 69
Rocky Mount, NC  27802

Dear Board Members:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 336 to the Registration Statement, 1933 Act File No. 333-159484 and 1940 Act File No. 811-22298 (the “Registration Statement”), of Starboard Investment Trust (the “Trust”).
We have examined a copy of the Trust’s Certificate of Trust, Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.
Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 336 is effective for purposes of applicable federal and state securities laws, the shares of each series listed on the attached exhibit A, if issued in accordance with the then current Prospectus and Statement of Additional Information of the Trust, will be legally issued, fully paid and non-assessable.
We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 336 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP  ■  ATTORNEYS AT LAW  ■ WWW.GTLAW.COM
2200 Ross Avenue, Suite 5200 ■  Dallas, TX ■  Tel 214.665.3685

Exhibit A

1.	Alpha Risk Tactical Rotation Fund
2.	Arin Large Cap Theta Fund
3.	Cavalier Adaptive Income Fund
4.	Cavalier Fundamental Growth Fund
5.	Cavalier Growth Opportunities Fund
6.	Cavalier Hedged High Income Fund
7.	Cavalier Multi Strategy Fund
8.	Cavalier Tactical Rotation Fund
9.	Crow Point Growth Fund
10.	Matisse Discounted Bond CEF Strategy
11.	Matisse Discounted Closed-End Fund Strategy
12.	Method Smart Beta Explorer Allocation Plus Fund
13.	Method Smart Beta U.S. Sector Plus Fund
14.	QCI Balanced Fund
15.	Roumell Opportunistic Value Fund
16.	Sirius S&P Strategic Large-Cap Allocation Fund
17.	The Sector Rotation Fund